Exhibit 10.1

WAIVER, WARRANT AMENDMENT, AND SECOND LOAN AND SECURITY MODIFICATION AGREEMENT

This Waiver, Warrant Amendment and Second Loan and Security Modification Agreement (this “Agreement”) is made and entered into as of February 21, 2024 (the “Agreement Date”) by and among Connexa Sports Technologies Inc., a Delaware corporation (the “Company”), Slinger Bag Americas Inc., a Delaware corporation, Slinger Bag Canada Inc., an Ontario corporation, Slinger Bag Limited, an Israeli company, and Slinger Bag Australia PTY Ltd, an Australian company (collectively, the “Guarantors”, and each individually, a “Guarantor”) and Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Purchaser” and together with the Company and the Guarantors, individually a “Party” and collectively the “Parties”) and each of the lenders initially a signatory hereto together with their successors and assignees under Section 10.8 (the “Lenders”) for the purpose of, among other things, (i) amending that certain Loan and Security Modification Agreement dated as of January 6, 2023 as amended on October 11, 2023, (the “LSA”), (ii) amending that (a) certain Common Stock Purchase Warrant to purchase 9,944,406 shares of the Company’s common stock issued to the Purchaser on December 6, 2023 and (b) certain Common Stock Purchase Warrant to purchase 169,196 shares of the Company’s common stock issued to the Purchaser on October 11, 2023 (together, the “Warrants”); and (iii) waiving any and all prior and currently existing events of default under the LSA, the registration rights agreement between the Purchaser and the Company dated September 28, 2022 (the “Registration Rights Agreement”) and Warrants as of the date hereof. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the LSA. This Agreement is being entered into in accordance with Section 10.2 of the LSA and Section 5(l) of the Warrants.

WHEREAS, the Company is currently and has continuously been in default with regard to certain covenants and obligations set forth in the LSA and Registration Rights Agreement;

WHEREAS, the Company is currently and has continuously been in default with regard to certain covenants and obligations set forth in the letter agreement pursuant to which the December 6, 2023 warrant was issued (the “Inducement Letter”);

WHEREAS, the Company desires to have such events of default under the LSA, Registration Rights Agreement, and the Inducement Letter waived by the Purchaser; and

WHEREAS, to affect such waivers the Parties agree to the covenants and conditions set forth herein;

WHEREAS, the Company is requesting that the Lenders and Lenders agree to make certain modifications to the LSA and Note as described herein, and the Purchaser and the Lender are willing to do so under the terms and conditions set forth in this Agreement.

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NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1. Amendment of LSA. Concurrently with the execution and delivery of this Agreement by the Parties, the LSA shall be amended as follows:

a.A new Section 3.5 of the LSA is added as follows:

“3.5 Conversion.

(a) Voluntary Conversion. Within five (5) Business Days following the effective date of the registration statement of the Borrower filed under the Securities Act that covers the resale of the shares of the common stock of the Borrower issuable pursuant to the provisions of this Agreement, the Lenders will commence the conversion of all amounts owed under the Note, subject in each instance to the Beneficial Ownership Limitation, into such number of fully paid and non-assessable shares of the common stock of the Borrower as is determined by dividing (x) that portion of the outstanding amount owed by the Borrower (including all principal and interest (which, as at the date hereof, is $197,335.65)) that the Borrower elects to convert by (y) the Conversion Price. For the avoidance of doubt, the sole repayment of the Note will occur via conversions into shares of common stock of the Borrower. With respect to partial conversions of the Note, the Borrower shall keep written records of the amount of the Note converted as of the date of such conversion. The Lenders shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of the Note to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions hereunder, the Lenders shall not be required to physically surrender the Note to the Company unless the entire principal amount of the Note, has been so converted in which case the Lenders shall surrender the Note as promptly as is reasonably practicable after such conversion without delaying the Company’s obligation to deliver the shares on the Share Delivery Date. Conversions hereunder shall have the effect of lowering the outstanding principal amount of the Note in an amount equal to the applicable conversion. The Lenders and the Company shall maintain records showing the principal amount(s) converted and the date of such conversion(s). In the event of any dispute or discrepancy, the records of the Lenders shall be controlling and determinative in the absence of manifest error. The Lenders, and any assignee by acceptance of the Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of the Note, the unpaid and unconverted principal amount of the Note may be less than the amount stated on the face hereof.

The Lenders agree to use their reasonable best efforts to voluntarily convert all amounts owed under the Note on or prior to the last Trading Day before the Trading Day on which the next meeting of the Company’s shareholders will take place.

(b) Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $0.32, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement (the “Conversion Price”).

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c) Mechanics of Conversion.

i. Conversion Shares Issuable Upon Conversion of Principal Amount. The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of the Note to be converted by (y) the Conversion Price.

ii. Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder (A) the Conversion Shares which, on or after the earlier of (i) the six month anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement) representing the number of Conversion Shares being acquired upon the conversion of the Note (including, if the Company has given continuous notice pursuant to Section 2(b) for payment of interest in shares of Common Stock at least 20 Trading Days prior to the date on which the Notice of Conversion is delivered to the Company, shares of Common Stock representing the payment of accrued interest otherwise determined pursuant to Section 2(a) but assuming that the Interest Notice Period is the 20 Trading Days period immediately prior to the date on which the Notice of Conversion is delivered to the Company and excluding for such issuance the condition that the Company deliver Interest Conversion Shares as to such interest payment prior to the commencement of the Interest Notice Period) and (B) a bank check in the amount of accrued and unpaid interest (if the Company has elected or is required to pay accrued interest in cash). On or after the earlier of (i) the six month anniversary of the Original Issue Date or (ii) the Effective Date, the Company shall deliver any Conversion Shares required to be delivered by the Company under this Section 4(c) electronically through the Depository Trust Company or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

iii. Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Company shall promptly return to the Holder any original Note delivered to the Company and the Holder shall promptly return to the Company the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

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iv. Obligation Absolute; Partial Liquidated Damages. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of the Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. In the event the Holder of the Note shall elect to convert any or all of the outstanding principal amount hereof, the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of the Note shall have been sought and obtained, and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the outstanding principal amount of the Note, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to the Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If the Company fails for any reason to deliver to the Holder such Conversion Shares pursuant to Section 4(c)(ii) by the Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being converted, $10 per Trading Day (increasing to $20 per Trading Day on the fifth (5th) Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 8 hereof for the Company’s failure to deliver Conversion Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

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v. Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder such Conversion Shares by the Share Delivery Date pursuant to Section 4(c)(ii), and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) the Note in a principal amount equal to the principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 4(c)(ii). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of the Note with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Conversion Shares upon conversion of the Note as required pursuant to the terms hereof.

vi. Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Note and payment of interest on the Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Note), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5) upon the conversion of the then outstanding principal amount of the Note and payment of interest hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if the Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Registration Statement (subject to such Holder’s compliance with its obligations under the Registration Rights Agreement).

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vii. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

viii. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holder of the Note so converted and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

d)	Holder’s Conversion Limitations. The Company shall not effect any conversion of the Note, and a Holder shall not have the right to convert any portion of the Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted principal amount of the Note beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Notes or the Warrants) beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 4(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4(d) applies, the determination of whether the Note is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which principal amount of the Note is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether the Note may be converted (in relation to other securities owned by the Holder together with any Affiliates or Attribution Parties) and which principal amount of the Note is convertible, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company, or (C) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Note. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 4(d), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Note held by the Holder and the Beneficial Ownership Limitation provisions of this Section 4(d) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of the Note.

2. Amendment of Warrants. Concurrently with the execution and delivery of this Agreement by the Parties, the Warrants shall be amended as follows:

a. Section 2(b) of the Warrants is hereby amended and restated as follows:

“b) Exercise Price. Following Shareholder Approval, which, for the avoidance of doubt, shall be obtained on or prior to May 3, 2024, the exercise price per share of Common Stock under this Warrant shall be $0.16, subject to adjustment hereunder (the “Exercise Price”). For the purposes hereof, “Shareholder Approval” means approval of the issuance of shares of Common Stock to the Holder at a price below the “Minimum Price” as such term is defined by Nasdaq Listing Rule 5635(d) by a sufficient amount of holders of the Common Stock to comply with the shareholder approval requirements of such Nasdaq Listing Rule. If the Company does not obtain Shareholder Approval at the first meeting, the Company shall call a meeting to seek Shareholder Approval every sixty (60) days until the earlier of the date on which Shareholder Approval is obtained or the five-year anniversary of the Effective Date.

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3. Waiver of Events of Default. The Purchaser hereby agrees that effective at the Agreement Date the Purchaser irrevocably waives all prior and current events of default and penalties under the LSA, Registration Rights Agreement, and the Inducement Letter. Nothing herein shall be construed as waiving any future events of default and penalties under the LSA, the Registration Rights Agreement, and the Inducement Letter or any other documents or agreements following the Agreement Date.

4. Payment Guarantee and Release of Liens.

a. Slinger Bag Americas Inc., a Delaware subsidiary of the Company (“Slinger”) will, within ten (10) Business Days of the six month anniversary of the Effectiveness Date (as defined herein) (the “Payment Date”), pay in cash to the Purchaser the difference, if any, between (i) $6 million (the “Guaranteed Amount”) and (ii) the combined gross proceeds realized by the Purchaser from its sale of the Company’s common stock issued pursuant to (a) conversions of the Note and (b) exercises of the Warrants. In order to satisfy its obligations under this Section 4, Slinger shall, following the effectiveness of the registration statement on Form S-1 registering the shares of Common Stock issuable pursuant to the conversion of the Note, shall maintain an escrow account in the amount of no less than $2,000,000 (the “Escrow Amount”) with Lucosky Brookman LLP within ten (10) weeks of the Agreement Date. If the Guaranteed Amount is obtained by the Purchaser from the combined gross proceeds realized by the Purchaser from its sale of the Company’s common stock issued pursuant to conversions of the Note and exercises of the Warrants prior to the Payment Date, the Escrow Amount shall be released to Slinger within ten (10) Business Days of the date the Guaranteed Amount is obtained.

b. In addition, if the Purchaser, due to a Force Majeure Event (as defined herein), has not fully converted the Note prior to the six-month anniversary of the Effectiveness Date, the Purchaser agrees to transfer and sell the Note and Warrants to the Company, and the Company agrees to purchase the Note and Warrants from the Purchaser, on the Payment Date, and pay in cash to the Purchaser the difference the difference, if any, between (i) Guaranteed Amount and (ii) the combined gross proceeds realized by the Purchaser from its sale of the Company’s common stock issued pursuant to (a) conversions of the Note and (b) exercises of the Warrants. Any delay or failure of either Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party’s reasonable control, without such Party’s fault or negligence and that by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable (which events may include, but are not limited to, natural disasters, pandemics, COVID-19, embargoes, explosions, riots, wars or acts of terrorism and other events beyond such Party’s reasonable control) (each, a “Force Majeure Event”). A Party shall use their reasonable best efforts to give the other Party prompt written notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event, and the anticipated duration of such Force Majeure Event. An affected Party shall use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized and resume full performance under this Agreement.

c. Following, as the case may be, (i) the full conversion of all amounts due and owing under the Note or (ii) partial conversion and repayment of all amounts due and owing under the Note, any and all liens and security interests of the Lender in any and all of the property of the Borrower and the Guarantors shall be automatically released and terminated, including without limitation, any liens and security interests evidenced by Uniform Commercial Code financing statements. The Lender hereby authorizes the Borrower and the Guarantors and their respective attorneys to file on behalf of the Lender termination statements of Uniform Commercial Code financing statements following as the case may be, (i) the full conversion of all amounts due and owing under the Note or (ii) partial conversion and repayment of all amounts due and owing under the Note.

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5. Representations and Warranties of the Company. Except as disclosed in any disclosure schedules delivered herewith, each of the representations and warranties of the Company in the LSA are true and correct as of the date hereof. In addition to such representations and warranties, the Company represents and warrants as follows:

a. Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement, the LSA, the Warrants, and the Inducement Letter (collectively, the “Transaction Documents”) and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

b. No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

c. Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the shareholder approval to lower the exercise price of the Warrants to $0.16; (ii) the filings required pursuant to Section 7 of this Agreement and (iii) the filing, if required, of a Form D with the Commission and such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

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d. Issuance of the Securities. The shares of the Company’s common stock issuable upon conversion of the Note and exercise of the Warrants, when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.

e. Form D; Blue Sky Filings. If required, the Company agrees to timely file a Form D with respect to the shares of the Company’s common stock issuable pursuant to the conversion of the Note as is required under Regulation D and to provide a copy thereof, promptly upon request of any Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the shares of the Company’s common stock issuable pursuant to the conversion of the Note for, sale to the Purchaser under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of the Purchaser.

f. Registration Obligations. The Company shall prepare and file with the Commission a registration statement on Form S-1 under the Securities Act relating to the resale of all shares of Common Stock then issued and issuable upon conversion in full of the Note by the holders of the Note (the “Resale Registration Statement”) within five (5) Business Days of the Agreement Date (the “Filing Date”) and use commercially reasonable best efforts to cause such registration statement to be declared effective by the Commission as soon as practical thereafter (and in any event within 30 calendar days of the Agreement Date (the “Effectiveness Date”)). In the event that the Resale Registration Statement is not (i) filed by the Filing Date or (ii) declared effective by the Commission by the Effectiveness Date, then, in addition to any other rights the holders of the shares of Common Stock then issued and issuable upon conversion in full of the Note may have hereunder or under applicable law, on the Filing Date or the Effectiveness Date (each such date being referred to herein as an “Event Date”) and on each monthly anniversary of such Event Date (if the Resale Registration Statement shall not have been filed or declared effective by the applicable Event Date) until the Resale Registration Statement is filed or declared effective, the Company shall pay to each holder of the Note an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 1.0% multiplied by the aggregate exercise price of the Note held by each holder of the Note. If the Company fails to pay any partial liquidated damages pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the holders of the Note, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of a month prior to the Resale Registration Statement being filed or declared effective, as the case may be.

6. Representations and Warranties of the Purchaser. Each of the representations and warranties of the Purchaser in the LSA are true and correct as of the date hereof.

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7. Disclosure. The Company shall within four (4) business days of the date hereof file a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby and including this Agreement, the amended LSA and the amended Warrants as exhibits thereto, with the Securities and Exchange Commission. From and after the filing of the Form 8-K, the Company represents to the Purchaser that it shall have publicly disclosed all material, non-public information delivered to the Purchaser by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by this Agreement. In addition, effective upon filing of the Form 8-K, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and Purchaser or any of its Affiliates on the other hand, shall terminate. The Company and Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor the Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of the Purchaser, or without the prior consent of the Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. If this offer is accepted and this agreement is executed and delivered to the Company on or before the Agreement Date, the Company shall issue a press release disclosing the material terms of the transactions contemplated hereby on or before 8:00 a.m. (New York City time) on the trading date immediately following the Agreement Date.

8. Additional Consideration and Release. In consideration of this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged and confessed, each of the Parties, on behalf of themselves and their Affiliates which expressly includes, but is not limited to, all officers, directors, shareholders, employees, attorneys, accountants and/or contractors, (collectively, the “Releasing Parties”), does hereby fully, finally, completely, generally, and release, discharge, and relinquish each other Party and their Affiliates (collectively, the “Released Parties”) from any and all claims, actions, demands, liens, and causes of action of whatever kind or character, at law or in equity, whether now known or unknown, present or future, liquidated or unliquidated, joint or several, matured or unmatured, direct, indirect, or derivative, fixed or contingent, that the Releasing Parties have or might claim to have against the Released Parties existing as of the date of the Parties’ execution of this Agreement for any and all injuries, harm, damages (actual and/or punitive), penalties, costs, losses, expenses, attorneys’ fees, and/or other liability or detriment, if any, whatsoever and whenever incurred or suffered, and whether arising in contract or in tort, breach of any duty, violation of any law or regulation, under common law or statute including, but not limited to any matter related to or arising out of the LSA, the Note, the Warrants, the Registration Rights Agreement, and/or the Inducement Letter. This Release is intended to cover all claims which could have been asserted against the Released Parties under any common law theories, including but not limited to theories of negligence, gross negligence, intentional conduct, fraud, fraud in the inducement, undue influence, lack of capacity, conversion, breach of contract, breach of fiduciary duty, tortious interference, false representation, quantum meruit, or any statute, code, or regulation, or any other theory whatsoever existing as of or prior to the Parties’ execution of this Agreement including, but not limited to any matter related to or arising out of the LSA, the Note, the Warrants, the Registration Rights Agreement, and/or the Inducement Letter (the “Released Matters”). It is the intent and desire of the Parties hereto once and for all time to bring an end to any disputes or contemplated and/or threatened litigation between or among them related to or arising out of the Released Matters. Therefore, this Agreement shall be construed in the broadest possible sense to cause a release of all claims of any kind, whether described, mentioned, or alluded to herein, including, but not limited to, any claims, demands, and/or causes of action involving or arising out of any prior acts or omissions of the Released Parties. Notwithstanding any provisions of this Agreement to the contrary, the provisions of this Release expressly do not release the obligation of the Parties to comply with the terms of this Agreement. This Release is null and void if the Company voluntarily declares bankruptcy. For clarification any involuntary bankruptcy filing by creditors does not invalidate this Release.

9. Amendments; Waivers; No Other Amendment. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed by the Company and the Purchaser. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Except as expressly modified by this Agreement, all terms, conditions and covenants contained in the LSA and the original Warrants shall remain in full force and effect.

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10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser (other than by merger). The Purchaser may assign any or all of its rights under this Agreement to any Person to whom the Purchaser assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the Purchaser.

11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

12. Successors. This Agreement shall inure to the benefit of and bind (i) any and all heirs, successors in interest, assigns, officers, members or employees of the Parties, as applicable and (ii) any persons or entities that acquire assignee or all or substantially all of the assets or a portion of the assets of assignee, whether by asset sale, equity transfer, merger, combination or otherwise.

13. Venue. The Parties irrevocably submit exclusively to the jurisdiction of the State of New York and the venue of New York County in any action brought by the Parties concerning this Agreement or the performance thereof.

14. Choice of Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal material actions, causes of action, suits, claims, proceedings, inquiries or investigations (collectively, “Proceedings”) concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state or federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence a Proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the Company under Section 13 related to indemnification, the prevailing party in such Proceeding shall be reimbursed by the non-prevailing party for its reasonable and documented attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

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15. Interpretation. No provision of this Agreement shall be interpreted or construed against any Party because that Party or its legal representative drafted it.

16. Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

17. Replacement of Securities. If any certificate or instrument evidencing the Warrants, the LSA, the Note, or the shares of the Company’s common stock is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement securities.

18. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of Purchaser and the Company may be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any Proceeding for specific performance of any such obligation the defense that a remedy at law would be adequate.

19. Payment Set Aside. To the extent that the Company makes a payment or payments to Purchaser pursuant to any Transaction Document or Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

20. Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any Proceeding that may be brought by Purchaser in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to Purchaser with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Purchaser’s election.

21. Liquidated Damages. The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered to the other party shall be deemed an original. The executed page(s) from each original may be joined together and attached to one such original and shall thereupon constitute one and the same instrument. Such counterparts may be delivered by facsimile or other electronic transmission, which shall not impair the validity thereof.

23. Acknowledgement. For the avoidance of doubt, to the extent that the Company does not satisfy the outstanding indebtedness by the Maturity Date, all of the default remedies in the SPA, the Original Debenture and any other related documentation will be available, without limitation, to the Purchaser and any and all prior and currently existing events of default under the Debenture will remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

Connexa Sports Technologies, Inc.		Armistice Capital Master Fund Ltd.

By:	/s/ Mike Ballardie	By:	/s/ Steven Boyd
Name:	Mike Ballardie	Name:	Steven Boyd
Title:	Chief Executive Officer	Title:	CIO of Armistice Capital, LLC, the Investment

Manager

GUARANTORS:

SLINGER BAG AMERICAS INC.,
a Delaware corporation, as Guarantor

By:	/s/ Mike Ballardie
Name:	Mike Ballardie
Title:	Chief Executive Officer

SLINGER BAG CANADA INC.,
an Ontario corporation, as Guarantor

By:	/s/ Mike Ballardie
Name:	Mike Ballardie
Title:	Authorized Signatory

SLINGER BAG LIMITED,
an Israeli corporation, as Guarantor

By:	/s/ Mike Ballardie
Name:	Mike Ballardie
Title:	Chief Executive Officer

SLINGER BAG AUSTRALIA PTY LTD,
an Australian corporation, as Guarantor

By:	/s/ Jalaluddin Shaik
Name:	Jalaluddin Shaik
Title:	President

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ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Note due [________] of [____________], a [____________] corporation (the “Company”), into shares of common stock (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Company that its ownership of the Common Stock does not exceed the amounts specified under Section 4 of the Note, as determined in accordance with Section 13(d) of the Exchange Act.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:
Date to Effect Conversion:

Principal Amount of Note to be Converted:

Payment of Interest in Common Stock __ yes __ no
If yes, $_____ of Interest Accrued on Account of Conversion at Issue.

Number of shares of Common Stock to be issued:

Signature:

Name:

Address for Delivery of Common Stock Certificates:

Or

DWAC Instructions:

Broker No:____________________
Account No:__________________

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